EXHIBIT 5.1

[BINGHAM LETTERHEAD]

December 7, 2010

MoSys, Inc.

3301 Olcott Street

Santa Clara, California 95054

Ladies and Gentlemen:

We have acted as counsel to MoSys, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 4,955,000 shares of common stock, par value $0.01 per share (the “Shares”), pursuant to a prospectus supplement, dated December 6, 2010, and the accompanying prospectus, dated November 3, 2010 (collectively, the “Prospectus”), that form part of the Registration Statement on Form S-3 (No. 333-170327) filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on November 12, 2010 (the “Registration Statement”).  All of the Shares are to be sold by the Company as described in the Prospectus.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s certificate of incorporation, as currently in effect, (iv) the Company’s bylaws, as amended to date, (v) resolutions of the Board of Directors of the Company with respect to the authorization of the sale and issuance of the Shares and (vi) executed copies of the Purchase Agreements, dated December 6, 2010, between the Company and the purchasers of the Shares (collectively, the “Purchase Agreements”).  We have also examined originals or copies certified to our satisfaction of such records of the Company, certificates of public officials, certificates of officers or other representatives of the Company and other documents, certificates and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when the Shares are sold in accordance with the Purchase Agreements and the Prospectus, the issuance of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BINGHAM MCCUTCHEN LLP

BINGHAM MCCUTCHEN LLP